True Leaf Announces Issuance of Bonus Shares and Grant of Stock Options

March 8, 2021 - Vernon, B.C. - True Leaf Brands Inc. ("True Leaf" or the "Company") (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) has issued 176,886 common shares of the Company as bonus shares ("Bonus Shares") to certain officers, employees, and consultants of the Company. The Bonus Shares are being issued at a deemed price of $0.424 per share, in accordance with the allowable discount policy of the Canadian Securities Exchange. All Bonus Shares issued are subject to a four (4) month and a day hold period.

The issuance of an aggregate total of 58,962 Bonus Shares to the Company's Chief Financial Officer, Jennifer Pace, constitutes a "related party transaction" as this term is defined in Multilateral Instrument 61-101: Protection of Minority Securityholders in Special Transactions ("MI 61-101"). All of the independent directors of the Company, acting in good faith, determined that the fair market value of the Bonus Shares being issued pursuant to the bonus transaction and the consideration being paid is reasonable. The Company intends to rely on the exemptions from the valuation and minority shareholder approval requirements of MI 61-101 contained in sections 5.5(a) and 5.7(1)(a) of MI 61-101 as the fair market value of the Bonus Shares does not exceed 25% of the Company's market capitalization.

The Company did not file a material change report more than 21 days before the expected closing of the Bonus Shares transaction as the details and amounts of the bonuses were not finalized until closer to the closing and the Company wished to close the transaction as soon as practicable, which the Company deems reasonable.

The Company has also granted an aggregate of 600,000 stock options to certain directors, officers, employees, consultants, and advisory board members of the Company, where each option has a term of five (5) years and an exercise price of $0.53 per share.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide seed-to-shelf solutions for micro-cultivators and small-scale processors. The program will operate from the Company's 40-acre True Leaf Campus property in Lumby, B.C., Canada, and will provide a full suite of in-house production, processing, and packaging services to the burgeoning craft cannabis community.

To learn more, visit our website at ir.trueleafbrands.com.

Investor Contact:

Darcy Bomford
Chief Executive Officer
Darcy@trueleafbrands.com
250.275.6063

Media Inquiries: media@trueleafbrands.com

Cautionary and Forward-Looking Statements

Certain information in this news release may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. Forward-looking information includes, but is not limited to, statements with respect to the issuance of Bonus Shares. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of True Leaf to be materially different from those expressed or implied by such forward-looking information, including but not limited to: general business, economic, competitive, geopolitical and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law. This press release shall not constitute an offer to sell, nor the solicitation of an offer to buy, any securities in the United States, nor shall there be any sale of securities mentioned in this press release in any state in the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Not for distribution to U.S. Newswire Services or for dissemination in the United States. Any failure to comply with this restriction may constitute a violation of U.S. Securities laws.